Better Reports Preliminary Q3 Results; Tinman AI Platform Volume of $790MM Rises 64% Over Prior Year
●First Better 2.0 weekly scorecard details additional $13 million in annualized expense reductions implemented and $51 million in additional targeted reductions over the next four weeks
●Total Loan Volume of $1.39 Billion, up 15% over prior year; in line with prior guidance despite rate environment and 2 month proxy fight distraction, while industry volume declined 37% in the same period
●Aggressively ramps up cost savings on path to Adjusted EBITDA Breakeven
NEW YORK, NY — October 13, 2026 — Better Home & Finance Holding Company (NASDAQ: BETR) today reported preliminary third-quarter Loan Volume of $1.39 billion, up 15% from $1.21 billion a year earlier. Tinman AI platform volume increased 64% to $790 million, representing approximately 57% of total Loan Volume, compared with approximately 40% in Q3 2025. The Company delivered these results against the backdrop of a 37% decrease in Industry volume during the same period, and through the distraction of a 2 month public proxy fight.
“We are proud of our people and leadership team, the strength of our Tinman AI platform, and our partners commitment to Better. We were able to continue to show growth despite the distractions and the macro environment. With my return, we are channeling the same energy and resilience to drive towards Adjusted EBITDA breakeven,” said Vishal Garg, Founder & Head of Product, Platform & Innovation.
The Company published its first Better 2.0 weekly management scorecard following last week’s shareholder call. The scorecard tracks execution against three priorities: reducing expenses to advance toward Adjusted EBITDA breakeven, completing the interim CEO appointment, and advancing Tinman and HELOC partner launches.
“Shareholders deserve measurable progress and clear accountability,” said Vishal Garg, added. “In the first seven days, we implemented approximately $13 million in annualized expense reductions. We are targeting another $51 million over the next four weeks. Our responsibility now is to deliver on these commitments, strengthen liquidity and convert platform growth into improved financial performance. Each week, we will report what is complete, what remains outstanding and where timelines have changed. We believe these savings will further fuel our aggressive stock buyback program, which we expect to be in the market buying stock this week as the stock remains fundamentally undervalued compared to both Better’s fintech and AI peerset.”
Better 2.0: Week One Management Scorecard

Priority	Progress this week	Next milestone
Marketing and sales efficiency	Implemented approximately $1.1 million in monthly expense reductions, or $13.2 million annualized	Track realized savings and operating performance
AI-enabled sales workflows	Reconfigured lead routing and sales workflows	Complete implementation within two weeks; target an additional $1 million in monthly expense reductions, $12 MM annualized
Corporate cost reductions	Identified opportunities to streamline corporate functions	Implement targeted reductions of $2.25 million per month, $27 MM annualized within three weeks
Professional services	Identified changes to major professional services arrangements	Implement targeted reductions of $1 million per month within four weeks, $12 MM annualized
Interim CEO appointment	Advanced engagement discussions and related legal documentation with the identified candidate	Complete documentation and announce the appointment
Tinman and HELOC expansion	Confirmed that four of five potential HELOC partner opportunities remain viable; advanced work on the HELOC offering with the Company’s largest partner	Finalize revised launch milestones
Together, the implemented and planned initiatives represent approximately $5.35 million in monthly expense reductions, or $64.2 million annualized, once fully implemented. Approximately $13.2 million of annualized reductions have been implemented; the remaining $51 million represents targeted reductions subject to execution. These figures represent annualized expense reductions rather than savings already realized.
Preliminary Third-Quarter Operating Results

Metric	Q3 2026	Q3 2025	Year-over-year change
Total Loan Volume	$1.39 billion	$1.21 billion	+15%
Tinman AI platform volume	$790 million	$483 million	+64%
Preliminary Loan Volume was within the Company’s previously announced guidance range of $1.375 billion to $1.525 billion, toward the lower end of that range.
“Tinman was the principal driver of our year-over-year volume growth,” said Loveen Advani, Chief Financial Officer. “Our next priority is to translate that growth into stronger financial performance through disciplined expense management and improved operating efficiency.”
Better intends to publish its management scorecard weekly until it achieves Adjusted EBITDA breakeven, reporting completed actions, outstanding commitments and changes to implementation timelines.
The preliminary third-quarter operating results are estimates and remain subject to completion of the Company’s financial closing procedures. They do not represent a complete presentation of the Company’s third-quarter financial results or financial condition.
About Better
Better Home & Finance Holding Company (NASDAQ: BETR) is the first AI-native mortgage and home equity finance platform, and first fintech to fund more than $110 billion in loan volume. Better has leveraged its industry-leading AI platform, Tinman®, to achieve its singular mission of making homeownership cheaper, faster, and easier for all Americans. Tinman® allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates, and close their loan in as little as three weeks. In addition, Betsy™, the first AI loan agent built exclusively for the mortgage industry, revolutionizes the homebuying journey by answering questions, delivering approvals, comparing products, processing rate locks, and moving their loan application along to closing 24/7/365. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage and home equity loans. Better serves customers in all 50 US states and the United Kingdom.
For more information, follow @betrmortgage on X and @betterdotcom on Instagram and TikTok.
Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release that are not historical facts should be considered forward-looking statements, including, without limitation, statements and expectations regarding preliminary financial results for the third quarter of 2026, including Loan Volume and Tinman AI platform volume, cost reduction initiatives, the share repurchase program, product releases and partnership opportunities. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements are inherently subject to risks and uncertainties which could cause actual future events to differ materially from those expressed or implied by the forward-looking statements in this communication. These risks and uncertainties include those risks discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, as any such factors may be updated from time to time in the Company’s other filings with the SEC. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.
Key Metrics
This press release refers to the following key metrics:
Loan Volume consists of Funded Loan Volume and Processed Volume.
Funded Loan Volume represents the aggregate dollar amount of all loans funded in a given period based on the principal amount of the loan at funding.
Processed Volume includes loans processed on the Tinman® platform on behalf of our strategic partners but not funded by Better.

Media Contacts
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Investor Contacts
Better Home & Finance
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